Exhibit 99.14

November 3, 2013

Starwood Capital Group

591 West Putnam Avenue

Greenwich, CT 06830

Attention: Ellis Rinaldi

Facsimile: (203) 422-7873

Re: Voting Agreement

Dear Ellis:

We are writing in reference to (i) the Transaction Agreement dated as of the date hereof among WEYERHAEUSER COMPANY, a Washington corporation (“Weyerhaeuser”), Weyerhaeuser Real Estate Company, a Washington corporation, TRI Pointe Homes, Inc., a Delaware corporation (“Parent”), and Topaz Acquisition, Inc., a Washington corporation and a wholly owned subsidiary of Parent (the “Transaction Agreement”), and (ii) the Voting Agreement dated as of the date hereof among Weyerhaeuser, VIII/TPC Holdings, L.L.C., a Delaware limited liability company (“Stockholder”), and SOF-VIII U.S. Holdings, L.P., a Delaware limited partnership (“Guarantor”) (the “Voting Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Transaction Agreement.

In consideration of the execution and delivery of the Voting Agreement by the Stockholder and Guarantor, Parent hereby agrees (i) to pay all out-of-pocket costs, and reasonable fees and expenses of counsel and other advisors, incurred by Stockholder in connection with the negotiation, execution, delivery and performance of the Voting Agreement and (ii) to indemnify and hold harmless, to the maximum extent permitted by applicable Law, Stockholder, its Affiliates, and their respective Representatives (collectively, “Indemnified Persons”), from and against, and Parent agrees that no Indemnified Person shall have any liability for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, “Losses”) arising out of or relating to the negotiation, execution, delivery or performance of the Voting Agreement or the Transactions (other than any breach by Stockholder or Guarantor of its obligations under the Voting Agreement). If any Indemnified Person becomes involved in any capacity in any action, claim, suit, investigation or proceeding, actual or threatened, arising out of or relating to the negotiation, execution, delivery or performance of the Voting Agreement or the Transactions (other than any breach by Stockholder or Guarantor of its obligations under the Voting Agreement), Parent also agrees to reimburse such Indemnified Person for its reasonable expenses (including, without limitation, reasonable legal fees and other costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing this letter agreement) as such expenses are incurred.

Parent’s obligations pursuant to the foregoing paragraph of this letter agreement shall inure to the benefit of any successors, assigns, heirs and personal representatives of each Indemnified Person and are in addition to any rights that each Indemnified Person may have at law or otherwise.

This letter agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any federal court located in the State of Delaware, in the event any dispute arises out of this letter agreement, any Transaction Document or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this letter agreement in any court other than the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this letter agreement.

This letter agreement may not be assigned or amended, and no provision of this letter agreement may be waived, in whole or in part, without the prior written consent of each party hereto. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement. If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this letter agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible.

Very Truly Yours,

TRI POINTE HOMES, INC.

By:	/s/ Douglas F. Bauer
	Name:	Douglas F. Bauer
	Title:	Chief Executive Officer

AGREED AND ACCEPTED:

VIII/TPC HOLDINGS, L.L.C.

By:	/s/ Ellis F. Rinaldi
	Name:	Ellis F. Rinaldi
	Title:	Executive Vice President

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